Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	October 31, 2005

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS, INC. ANNOUNCES
THIRD QUARTER RESULTS

Third Quarter 2005 Highlights:

•	Sales were $299.7 million on 381,800 tons of shipments with, an average selling price of $785 per ton
•	Operating income was $35.8 million, compared to $64 million in the third quarter of 2004
•	Operating income per ton and operating margin were $94 per ton and 11.9 percent, respectively
•	Earnings before interest, taxes, depreciation and amortization was $45.9 million, compared to $70.5 million in the third quarter of 2004
•	Net income was $20.2 million ($.57 per diluted share), compared to $50.3 million ($1.87 per diluted share) in the third quarter of 2004

Portland, Oregon, October 31, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported third quarter net income of $20.2 million ($.57 per diluted share on 35.8 million shares) compared to a net income of $50.3 million ($1.87 per diluted share on 26.9 million shares) for the third quarter of 2004.

Third quarter 2005 operating income was negatively impacted by approximately $5 million of pretax costs related to the new electric arc furnace installation and caster rebuild and related equipment outages (“Furnace Installation”) at the Company’s majority-owned subsidiary, Rocky Mountain Steel Mills (“RMSM”). During the third quarter of 2004, the Company recorded pretax charges of $4.5 million (“Settlement Charge”) as part of the settlement of a labor dispute (“Settlement”) at RMSM and additions to long-term environmental reserves of $1.6 million. The Company finalized the settlement of the labor dispute during the third quarter of 2004. Also during the third quarter of 2004, the effective income tax rate of the Company was less than 3 percent compared to an effective income tax rate of approximately 28 percent in the third quarter of 2005.

Sales for the third quarter of 2005 were $299.7 million. This compares to 2004 third quarter sales of $348.3 million.  Average sales price per ton in the third quarter of 2005 was $785 compared to $761 in the third quarter of 2004. Total shipments for the third quarter of 2005 were 381,800 tons compared to 2004 third quarter shipments of 457,700 tons.  The decrease in shipments was primarily due to decreased shipments of plate and coil, welded pipe and rod and bar products, partially offset by higher shipments of rail products.  The decrease in sales is primarily due to the decreased shipments noted above, partially offset by higher average selling prices. Higher average selling prices were primarily due to increased  selling prices for plate, welded pipe and rail products which more than offset declines in the average selling prices of rod and bar  and structural tubing products.

Operating income for the third quarter of 2005 was $35.8 million (an average of $94 per ton). This compares to operating income for the third quarter of 2004 of $64 million, including the $4.5 million Settlement Charge noted above. Third quarter 2004 operating income before the Settlement Charge was $68.5 million (an average of $150 per ton).  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2005 was $45.9 million.  This compares to EBITDA for the third quarter of 2004 of $70.5 million ($75 million exclusive of the $4.5 million Settlement Charge).  A reconciliation of EBITDA is provided in the last table of this press release.  Decreased operating income and EBITDA during the third quarter of 2005 compared to the third quarter of 2004 reflects the decreased shipments and RMSM Furnace Installation expenses noted above, higher unit conversion cost as a result of lower production of plate and rod and bar products and higher steel slab costs (up 14 percent from the third quarter of 2004) at the Company’s Oregon Steel Division partially offset by lower average scrap costs at RMSM.

The Company had an effective income tax rate of approximately 28 percent in the third quarter of 2005. This compares to an effective income tax rate in the third quarter of 2004 of less than 3 percent. The effective income tax rate for the third quarter of 2005 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($3.4 million) previously established due to less uncertainty regarding the realization of state tax credits and net operating loss carry forwards. The effective income tax rate for the third quarter of 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($19.9 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets.  The Company expects to have an effective income tax rate of approximately 37 percent for the fourth quarter of 2005.

LIQUIDITY

At September 30, 2005, the Company had $74.1 million of cash, cash equivalents and short-term investments.  Total debt outstanding, net of cash, cash equivalents and short-term investments was $236.6 million at September 30, 2005 compared to $237.6 million at September 30, 2004.  During the third quarter of 2005, the Company incurred capital expenditures of $36.4 million; depreciation and amortization was $10.3 million.  For all of 2005, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $87 million and $40 million, respectively.

At September 30, 2005, inventories were $346.7 million. This compares to $235 million at December 31, 2004. The increase in inventory is primarily due to (1) increased volume of higher cost steel slab, (2) inventory buildup for expected welded pipe demand at the Camrose pipe mill and (3) the buildup of semi-finished inventory at RMSM in anticipation of the Furnace Installation which occurred during September and October. The new furnace has been installed and is in a startup phase and is expected to be fully operational by the middle of November. The Company anticipates end of the year inventories will be approximately $250 million.

OUTLOOK

As noted above, the Furnace Installation at RMSM negatively impacted third quarter operating income by approximately $5 million. The Company anticipates the Furnace Installation will negatively impact the fourth quarter by another $3 million. The Company’s large diameter line pipe mill at Camrose, Alberta, which has been out of service for the past three months for equipment upgrades, restarted on October 24. Total shipments from Camrose in the fourth quarter are expected to be approximately 75,000 tons. Total large diameter line pipe backlog for Oregon Steel is currently 156,000 tons. The previously announced startup of the seamless pipe mill at RMSM is proceeding with shipments anticipated to begin in February of 2006.

Expected fourth quarter 2005 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q4 2005	Actual Q3 2005	Actual Q4 2004

Plate and coil	200,000	152,000	155,200
Welded pipe	75,000	29,500	29,300
Structural tubing	18,000	18,400	10,000
Less shipment to affiliates	(65,000)	(31,300)	(10,800)
Rail	100,000	113,300	97,600
Rod and bar	77,000	99,900	78,100

Total	405,000	381,800	359,400

For 2005, the Company expects to ship approximately 1.5 million tons of products and generate approximately $1.3 billion in sales.  In the Oregon Steel Division the product mix is expected to consist of approximately 480,000 tons of plate and coil, 200,000 tons of welded pipe and 65,000 tons of structural tubing. The Company’s RMSM Division expects to ship approximately 420,000 tons and 345,000 tons of rail and rod and bar products, respectively.

Jim Declusin, the Company’s President and CEO, stated, “With the completion of the new single furnace installation at RMSM and the restarting of the large diameter pipe mill at Camrose, we expect operations throughout the Company to return to normal. We believe that inventory levels at the service centers bottomed during the third quarter and we have begun to see some pick up in our plate market both in terms of price and volume. At the same time market conditions for our energy related products continue to gain momentum. As we anticipated, the price of slab is declining and is now 30 percent off its high of earlier this year. Accordingly, we expect that fourth quarter 2005 operating income will be significantly higher than that realized in the third quarter with operating income from continuing operations to be within a range of $48 million to $52 million.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

CONFERENCE CALL WEBCAST

On Tuesday, November 1, 2005, at 8:00 a.m. PT (11:00 a.m. ET), the Company will hold a conference call to discuss the results of the third quarter.  You are invited to listen to a live broadcast of the Company’s conference call over the Internet, accessible at www.osm.com on the Investor Relations’ page.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements (1)
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Sales	$299,680	$348,332	$930,603	$882,498
Cost of sales	247,487	261,141	737,750	691,271
Labor dispute settlement charges	(665)	4,532	(665)	43,400
Selling, general and administrative expenses	14,969	17,672	47,351	47,686
Loss on disposal of assets	2,090	1,036	1,791	743

Operating income	35,799	63,951	144,376	99,398
Interest expense, net	(7,459)	(8,454)	(24,427)	(25,482)
Other income, net	1,168	893	4,527	2,364
Minority interests	(1,330)	(4,564)	(5,582)	(2,950)

Income before income taxes	28,178	51,826	118,894	73,330
Income tax expense	(7,938)	(1,483)	(41,879)	(1,442)

Net income	$20,240	$50,343	$77,015	$71,888

Basic earnings per share	$.57	$1.89	$2.17	$2.70
Diluted earnings per share	$.57	$1.87	$2.15	$2.69
Basic weighted average shares outstanding	35,544	26,683	35,461	26,585
Diluted weighted average shares outstanding	35,818	26,924	35,760	26,753
Operating income per ton	$93.76	$139.72	$130.41	$72.79
Operating margin	11.9%	18.4%	15.5%	11.3%
Depreciation and amortization	$10,260	$10,205	$29,705	$29,922
EBITDA (see attached table)	$45,897	$70,485	$173,026	$128,734
EBITDA as adjusted (see attached table)	$45,232	$75,017	$172,361	$172,134
Total tonnage sold:
Oregon Steel Division
Plate and coil	120,700	167,100	345,300	476,800
Structural tubing	18,400	16,600	46,900	45,900
Welded pipe	29,500	56,400	126,700	164,700

	168,600	240,100	518,900	687,400
Rocky Mountain Steel Mills Division
Rail	113,300	100,700	318,300	294,600
Rod and bar	99,900	116,900	269,900	380,200
Seamless pipe	—	—	—	3,300

	213,200	217,600	588,200	678,100

Total Company	381,800	457,700	1,107,100	1,365,500

Sales:
Oregon Steel Division	$170,457	$208,455	$556,908	$510,515
Rocky Mountain Steel Mills Division	129,223	139,877	373,695	371,983

Total Company	$299,680	$348,332	$930,603	$882,498

Operating income:
Oregon Steel Division	$20,463	$41,897	$89,294	$91,430
Rocky Mountain Steel Mills Division	15,336	22,054	55,082	7,968

Total Company	$35,799	$63,951	$144,376	$99,398

Average selling price per ton:
Oregon Steel Division	$1,011	$868	$1,073	$743
Rocky Mountain Steel Mills Division	$606	$643	$635	$549
Total Company	$785	$761	$841	$646

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations. Such reclassifications do not affect operating income as previously reported.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets(1)
(In thousands)

	September 30, 2005	December 31, 2004

	(Unaudited)
Current assets:
Cash and cash equivalents, including restricted cash of $22,450 and $0	$65,497	$77,026
Short-term investments	8,621	60,110
Trade accounts receivable, net	118,046	118,952
Inventories	346,698	235,010
Deferred taxes and other current assets	20,161	14,561
Assets held for sale	27,898	28,448

	586,921	534,107
Property, plant and equipment, net	486,334	451,674
Goodwill	4,458	520
Intangibles, net	32,955	33,396
Other assets	6,908	10,004

Total assets	$1,117,576	$1,029,701

Current liabilities	$133,473	$145,046
Long-term debt	308,720	313,699
Deferred taxes	31,101	5,164
Other liabilities	108,249	104,578

	581,543	568,487
Minority interest (2)	14,710	22,706
Stockholders’ equity	521,323	438,508

Total liabilities and stockholders’ equity	$1,117,576	$1,029,701

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations.
(2)

Included in minority interest at December 31, 2004 was $11.4 million related to the 40 percent of Camrose Pipe Company that was not owned by the Company. On March 30, 2005 the Company purchased, for cash, the 40 percent interest.

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA and EBITDA as adjusted
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net income	$20,240	$50,343	$77,015	$71,888
Income tax expense	7,938	1,483	41,879	1,442

Pre-tax income	28,178	51,826	118,894	73,330
Add back (subtract):
Interest expense	8,338	8,692	26,006	26,178
Interest capitalized	(879)	(238)	(1,579)	(696)
Depreciation	10,218	10,058	29,581	29,492
Amortization	42	147	124	430

EBITDA	45,897	70,485	173,026	128,734
Add back (subtract):
Labor dispute settlement charges	(665)	4,532	(665)	43,400

EBITDA as adjusted	$45,232	$75,017	$172,361	$172,134

EBITDA is a non-generally accepted accounting principles (“GAAP”) measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of the labor dispute settlement charge is useful to investors because the Company believes the excluded items are nonrecurring.  Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.